MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------

August 25, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Western Ridge Minerals, Inc.

Dear Sirs:

We were previously the principal auditors for Western Ridge Minerals, Inc. and we reported on the financial statements of Western Ridge Minerals, Inc. for the period from inception, August 16, 2007 to June 30, 2009.  We have read Western Ridge Minerals, Inc.'s statements under Item 4 of its Form 8-K, dated August 25, 2009, and we agree with such statements.

For the most recent fiscal period through to August 25, 2009, there have been no disagreements between Western Ridge Minerals, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501